EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Reports Butte Highlands Update

Coeur d’Alene, Idaho – December 21, 2010 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today reported updated information regarding development of the underground gold deposit at Butte Highlands, Montana based on a recent report from its joint venture partner, Highland Mining, LLC (“Highland”), an affiliate of Small Mine Development LLC.

Specifically, Timberline has been advised that due to the requirement to undertake a comprehensive hydrological study to address water discharge as part of the permitting process, likely timing for the receipt of the Hard Rock Operating Permit, which is necessary to commence production activities, has been delayed from Q3 2011 to Q4 2011. As such, the commencement of commercial gold production, previously expected in Q3/Q4 2011, is now targeted during late Q4 2011 to early Q1 2012.  Mining of a 10,000 ton bulk sample authorized by the current exploration permit is expected to be completed during Q3 2011.

Timberline has also been advised that development costs for the mine at Butte Highlands, which are funded to production entirely by Highland, may now approach $24 million, as compared to the $17 million previously reported. The time frame for the repayment of the development costs to Highland, and cash flow to Timberline, is impacted by this potential increase quite apart from other usual factors affecting mine production, including actual tonnage and grade mined, gold prices, and costs of production.

Paul Dircksen, Executive Chairman of Timberline said, “The Butte Highlands Project is proceeding as contemplated in spite of this permitting-related delay and potential increased development costs.  We are confident that our processes for discharging water will meet regulatory requirements, and that our permit will be issued.  The Butte Highlands Joint Venture represents an example of moving one of our advanced projects toward production with an experienced partner, and we will be continuing exploration work on site to further define and potentially expand the extent of mineralization.”

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The Company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline is executing an aggressive exploration program at its South Eureka Property, a large drill-tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  In addition, Timberline has two other business units.  The Company has a 50% carried-to-production interest at the Butte Highlands Joint Venture which is currently in development and targeted to begin gold production in late 2011 or early 2012, where the Company has also undertaken additional surface drilling to test the extent of the mineralized zone.  Timberline also has a wholly-owned subsidiary, Timberline Drilling, which provides cash flow from underground and surface drilling operations at operating mines and advanced development and exploration projects.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources

Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randal Hardy, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES